UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2012

FLORIDA GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

(502) 589-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 25, 2012, Florida Gaming Corporation (the “Company”) and its wholly owned subsidiary, Florida Gaming Centers, Inc. (“Centers”), entered into a Stock Purchase Agreement (the “SPA”) with Silvermark LLC (“Silvermark”) pursuant to which the Company will sell, and Silvermark will acquire, all of the common stock of Centers for $115 million plus the assumption of certain liabilities of Centers associated with two mortgages held by Miami-Dade County, Florida. Centers’ stock constitutes the Company’s only operating asset. Within ten (10) business days after signing the SPA, Silvermark will place a $50,000 cash deposit into an escrow account which will be paid to the Company as part of the purchase price at closing.

The $115 million cash purchase price is subject to adjustment as described in the SPA. The purchase price will be used to fund repayment of Centers’ other outstanding indebtedness, including but not limited to an approximately $87 million credit facility and other debt totaling approximately $10.5 million. In connection with the transaction, the Company will also repurchase warrants for 35% of Centers’ equity held by lenders under Centers’ credit facility (the “Centers Warrants”). At closing, $7.5 million of the purchase price will be placed in escrow for up to three years to indemnify Silvermark LLC against obligations of the Company after the closing. The Company expects to use any net cash proceeds from the transaction, after repurchasing the Centers Warrants and the debt reduction described above, to pay transaction-related expenses and for other corporate purposes. The terms of the Centers Warrants, including the repurchase terms, are set forth in the Warrant Agreement attached as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated April 25, 2011.

The proposed transaction is subject to Company stockholder approval and customary regulatory approvals, including Silvermark’s receipt of a Florida gaming license, and other customary regulatory and closing conditions. The transaction is also conditioned on Centers’ receipt of an order from the court in the Company’s and Centers’ ongoing litigation in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida (a) either approving of Centers’ entry into the transaction or ruling that the court’s approval of Centers’ entry into the transaction is not required, and (b) requiring Centers’ receiver to cooperate with Centers to allow Centers to comply with and fulfill its obligations under the SPA. On November 27, 2012, the court entered an order (y) that Centers’ entry into the SPA is outside the scope of the receivership order, and (z) ordering the receiver to cooperate with reasonable due diligence requirements in connection with the transaction.

Under the SPA, the Company and Centers must pay Silvermark a termination fee of $4.6 million plus reimbursement for costs and expenses incurred by Silvermark in connection with the proposed transaction if Silvermark terminates the SPA because of a breach by the Company or Centers of any representation, warranty, covenant or other agreement contained in the SPA or if the Company terminates the SPA to enter into a “superior proposal” or “acquisition proposal” (as those terms are defined in the SPA). Silvermark may also terminate the SPA at anytime within the first 90 days of its due diligence period which commenced on November 25, 2012.

In connection with the SPA, the Company’s Chairman, W. Bennett Collett, and the Company’s President and CEO, W. Bennett Collett, Jr., each executed a Joinder and Guarantee agreement in which each of them, jointly and severally, have guaranteed the Company’s and Centers’ obligations under the SPA.

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Silvermark and the Company’s President and CEO, W. Bennett Collett, Jr., have entered into a letter agreement providing that Mr. Collett will enter into a three year employment agreement with Centers.

The foregoing description of the SPA is qualified in its entirety by reference to the full text of the SPA, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1*	Stock Purchase Agreement dated November 26, 2012.

* The schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission (the “Commission”) upon request. A list of the omitted schedules is set forth in this exhibit beginning at page vii and is incorporated herein.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Florida Gaming Centers, Inc. by Silvermark LLC. In connection with the proposed acquisition, Florida Gaming Corporation intends to file relevant materials with the Commission, including Florida Gaming Corporation’s proxy statement on Schedule 14A. SHAREHOLDERS OF FLORIDA GAMING CORPORATION ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE Commission, INCLUDING FLORIDA GAMING CORPORATION’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the Commission’s web site, http://www.sec.gov, and Florida Gaming Corporation shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Florida Gaming Corporation. Such documents are not currently available.

Participants in Solicitation

Florida Gaming Corporation and its directors and executive officers (and entities controlled by them), may be deemed to be participants in the solicitation of proxies from the holders of Florida Gaming Corporation common stock in respect of the proposed transaction. Information about the directors and executive officers of Florida Gaming Corporation is set forth in Florida Gaming Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the Commission on March 30, 2012, as amended by a Form 10-K/A which was filed with the Commission on April 2, 2012. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: November 29, 2012	By	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
Chief Executive Officer

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